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                                                                     EXHIBIT 99

Contact:
Carl W. Balezentis, Ph.D.
President and CEO
713-779-3663, Ext. 134

FOR IMMEDIATE RELEASE

        LARK TECHNOLOGIES, INC. ANNOUNCES REPURCHASE OF 222,902 SHARES
                         OF THE COMPANY'S COMMON STOCK

HOUSTON, TEXAS (MAY 05, 2003) Lark Technologies, Inc. (OTC BB: LDNA.OB) today announced that it has purchased, in a private transaction from Takara Shuzo Co., Ltd., all of that company's investment in Lark's common stock. The 222,902 shares represented 6.2% of the Company's outstanding stock and were purchased for $396,765.56. The transaction was negotiated privately between Takara and the Company and did not involve the payment of any broker's fees or commissions. The shares will be held in treasury.

Commenting on the transaction, Chief Executive Officer Carl W. Balezentis, Ph.D. said, "We felt that this unique opportunity for the Company to acquire a large block of shares was prudent at a time when we believe the company stock is undervalued in the market place. The purchase of the shares will increase shareholder value and is accretive to EPS. The purchase further reflects the Company's strong financial condition and our confidence in its future growth."

Lark had 3,575,920 shares outstanding as of December 31, 2002. As a result of this repurchase transaction, netted against the exercise of 258,669 stock options by Lark's Management and Directors during 2003, there are currently 3,601,687 shares outstanding.

Lark Technologies, Inc., based in Houston, Texas, offers genomic services for use in pharmaceutical, diagnostic and agricultural product research and development. These services include genomic data management, microarray support, quantitative PCR, genotyping, genetically-modified organism testing, and a battery of other molecular biology services which support researchers in the pharmaceutical, biotechnology and academic sectors in their attempt to understand the mechanisms of disease and to discover and develop new drugs. Lark's stock is quoted on the OTC Bulletin Board under the symbol "LDNA.OB".

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These forward-looking statements speak only as of the date hereof. Lark disclaims any intent or obligation to update these forward-looking statements.

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